Exhibit 10.1

BRIDGE LOAN AGREEMENT

Among

GOLDEN PHOENIX MINERALS, INC.

as the Borrower,

THE GUARANTORS
FROM TIME TO TIME PARTY HERETO

as the Guarantors,

WATERTON GLOBAL VALUE, L.P.

as the Lender

Dated as of August 3, 2011

Page

ARTICLE 1 CERTAIN DEFINITIONS AND ACCOUNTING PRINCIPLES		1
1.1	Certain Defined Terms	1
1.2	Accounting Principles	9
1.3	Other Definitional Provisions; Date and Time References.	9
1.4	Currency Conversions	9
ARTICLE 2 COMMITMENT; USE OF PROCEEDS; FEES		9
2.1	Loan	9
2.2	Borrowing Procedure	9
2.3	Repayment	10
2.4	Use of Proceeds	10
2.5	Structuring Fee	10
ARTICLE 3 PROCEDURE AND PAYMENT		10
3.1	Interest.	10
3.2	Repayment of the Loan.	10
3.3	Priority of Prepayments	11
3.4	Payments and Computations	11
3.5	Taxes.	11
ARTICLE 4 COLLATERAL SECURITY		12
4.1	Security Documents	12
4.2	Recordings and Filings of Security Documents	12
4.3	Protection of Security Document Liens	13
4.4	Security Documents	13
4.5	Right of Set-off	13
ARTICLE 5 CONDITIONS PRECEDENT		13
5.1	Conditions Precedent to the Loan	13
ARTICLE 6 REPRESENTATIONS AND WARRANTIES		15
6.1	Representations and Warranties of the Credit Parties	15
ARTICLE 7 AFFIRMATIVE COVENANTS OF THE CREDIT PARTIES		20
7.1	Compliance with Laws, Etc	20

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(continued)
Page

7.2	Project Permits	20
7.3	Reporting Requirements	21
7.4	Inspection	21
7.5	Maintenance of Insurance	22
7.6	Keeping of Records and Books of Account	22
7.7	Preservation of Existence, Etc	22
7.8	Conduct of Business	22
7.9	Notice of Default	23
7.10	Defense of Title and Rights	23
7.11	Material Agreements	23
7.12	Maintenance of Borrower's Account	23
7.13	Further Assurances	23
ARTICLE 8 NEGATIVE COVENANTS OF THE CREDIT PARTIES		23
8.1	Indebtedness	24
8.2	Liens, Etc	24
8.3	Assumptions, Guarantees, Etc. of Indebtedness of Other Persons	25
8.4	Liquidation; Merger; Change in Ownership	25
8.5	Restrictive and Inconsistent Agreements	25
8.6	Burdens on Production	25
8.7	Investments in Other Persons	25
8.8	Sale of Assets	26
8.9	Nature of Business	26
8.10	Dividends	26
8.11	Material Agreements	26
ARTICLE 9 EVENTS OF DEFAULT		26
9.1	Event of Default	26
9.2	Remedies Upon Event of Default.	28
ARTICLE 10 MISCELLANEOUS		29
10.1	Amendments, Etc	29
10.2	Notices. Etc	29

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(continued)
Page

10.3	No Waiver; Remedies	30
10.4	Costs, Expenses and Taxes	30
10.5	Indemnification	30
10.6	Binding Effect; Assignment	31
10.7	Governing Law	31
10.8	Dispute Resolution	31
10.9	; Waiver of Jury Trial.	31
10.10	Execution in Counterparts; Facsimile and Electronic Signatures	32
10.11	Inconsistent Provisions	32
10.12	Severability	32
10.13	Governing Language	32
10.14	Survival of Representations and Warranties	33
10.15	Entire Agreement; Schedules and Exhibits	33
10.16	Credit Party Joint and Several Liability	33
10.17	Acknowledgements	33

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SCHEDULES

Schedule 1.1(a)	Borrower’s Account
Schedule 1.1(b)	Mineral Properties
Schedule 1.1(c)	Material Agreements
Schedule 6.1(b)	Subsidiaries
Schedule 6.1(f)	Litigation
Schedule 6.1(g)	Financial Statements
Schedule 6.1(l)	Tax Disclosure
Schedule 6.1(m)	Environmental Disclosures
Schedule 6.1(n)	Indebtedness
Schedule 6.1(q)	Project Permits
Schedule 7.5	Insurance

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EXHIBITS

Exhibit A	Form of Omnibus Certificate
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Security Agreement
Exhibit D	Form of Pledge Agreement
Exhibit E	Form of Option Agreement
Exhibit F	Form of Consent

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BRIDGE LOAN AGREEMENT

This BRIDGE LOAN AGREEMENT dated as of August 3, 2011 (the “Closing Date”) is by and among GOLDEN PHOENIX MINERALS, INC., a corporation organized and existing under the laws of the State of Nevada, as the borrower (the “Borrower”), each person that accedes to the terms of this Agreement from time to time by executing a Guarantee, as guarantor (each a “Guarantor” and, collectively, the “Guarantors”), and WATERTON GLOBAL VALUE, L.P., by the general partner of its general partner, Cortleigh Limited, as the lender (“Lender”).

Recitals

A.           The Borrower desires to borrow, and the Lender is prepared to make available to the Borrower, a bridge loan of U.S. One Million Dollars (US$1,000,000) in one advance (the “Loan”), upon the terms hereof and subject to the satisfaction of the conditions precedent contained herein.

B.           This Agreement, including the Loan and all other amounts due hereunder and all obligations to be performed hereby, will be secured by certain pledges, guarantees, grants of security and other collateral arrangements, including a pledge of the Borrower’s right, title and interest in and to Mineral Ridge Gold LLC, a Nevada limited liability company (“Mineral Ridge LLC”).

C.           As a condition precedent to the Loan and this Agreement, and as consideration therefor, the Borrower has agreed to enter into and grant to the Lender an exclusive option and right of first refusal to acquire the Borrower’s interest in Mineral Ridge LLC, which is the owner and operator of that certain mining property located in Esmeralda County, Nevada commonly referred to as the Mineral Ridge Project, and such option shall survive the repayment of the Loan and the term of this Agreement, in accordance with its terms.  The Borrower shall obtain the consent of Mineral Ridge LLC and Scorpio Gold (US) Corporation to such option.

Agreement

NOW, THEREFORE, in consideration of the following mutual covenants and agreements, the parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS AND ACCOUNTING PRINCIPLES

1.1           Certain Defined Terms.  As used in this Agreement and unless otherwise expressly indicated, the following terms shall have the following meanings:

“Affiliate” means, with respect to a Person, (i) any partner, director, officer, ten percent (10%) or more shareholder, manager, member, employee or managing agent of that Person or that Person’s Affiliates; and (ii) any other Person (A) that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, that Person; (B) that directly or indirectly owns or holds (legally or beneficially) 10% or more of any class of voting stock or partnership, membership or other voting interest of that Person; or (C) 10% or more of the voting stock or partnership, membership or other voting interest of which is directly or indirectly owned or held (legally or beneficially) by that Person.

“Agreed Priority” means, with respect to a Security Document and a Lien made in favour of the Lender, a senior first priority Lien in favour of the Lender, meaning that such Security Document and Lien are prior in right to any other Lien in, on or to the Collateral which is purported to be covered thereby, subject only, in each case, to Permitted Liens.  For the avoidance of doubt, the Loan shall be secured by a first ranking perfected encumbrance over (i) all property and assets of the Borrower, and (ii) all right, title and interest of the Borrower in and to Mineral Ridge LLC.

“Agreement” means this Bridge Loan Agreement, as it may be amended, restated, supplemented, extended or otherwise modified in accordance with its terms and in effect from time to time, together with all Schedules and Exhibits hereto, each of which is incorporated herein by reference.

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Laws” shall mean the Bankruptcy Code and all other Governmental Requirements pertaining or applicable to bankruptcy, insolvency, debtor relief, debtor protection, liquidation, reorganization, winding up, arrangement, receivership, administration, moratorium, assignment for the benefit of creditors or other similar laws applicable in the United States, Canada or other applicable jurisdictions as in effect from time to time.

“Borrower” has the meaning specified in the Preamble to this Agreement.

“Borrower’s Account” means the account of the Borrower described in Schedule 1.1(a).

“Business Day” means a day on which banks in Toronto, Ontario are open for business.

“Change of Control” means the occurrence of any of the following events, without the prior written consent of the Lender (not to be unreasonably withheld): (a) any “person” or “persons acting jointly or in concert” as defined under applicable securities laws or regulations, other than the Lender, its Affiliates, successors or related investment funds, becomes the record or beneficial owner of more than fifty percent (50%) of then outstanding voting Equity Interests of the Borrower, measured by voting power rather than the number of shares, or (b) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of the Borrower then in office, or (c) the Borrower or any Guarantor shall cease to directly or indirectly own and control the Equity Interests that any of them has pledged to the Lender pursuant to a Security Document (except as provided in any such Security Document).

“Closing Date” means the date of this Agreement.

“Collateral” means all real and personal property, assets, rights, titles and interests subject to the Security Documents, whether tangible or intangible, presently held or hereafter acquired, and all products and proceeds of the foregoing, including insurance proceeds related to the foregoing.

“Commitment” means U.S. One Million Dollars (US$1,000,000).

“Consent” means that certain Consent and Subordination of even date herewith by and among the Borrower, the Lender, Mineral Ridge LLC and Scorpio Gold (US) Corporation together with all amendments, modifications, supplements and revisions thereof in accordance with its terms.

 “Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person.  The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby, less the value of any bonds, letters of credit or cash collateral of such Person securing such contingent liability.

“Continuing Directors” shall mean during any period of 24 consecutive months commencing after the Closing Date, individuals who at the beginning of such 24 month period were directors of the Borrower (together with any new director whose election by such Borrower’s board of directors was approved by, or whose nomination for election by such Borrower’s shareholders was recommended by, a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously approved or recommended as described in this parenthetical).

“Credit Party” means the Borrower and each Guarantor.

“Date of Default” has the meaning specified in Section 9.2(a).

“Default” means any Event of Default or any condition or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means the interest rate applicable to the Loan during periods when any amounts payable by the Borrower, whether as principal repayments, interest payments, expenses payments or other amounts, are due and payable but unpaid by the Borrower, which interest rate shall be at a rate per annum equal to the Interest Rate plus five percent (5%).

 “Dollars” and the symbol “US$” or the symbol “$” each mean dollars in lawful currency of the United States of America.

“Environmental Laws” means Governmental Requirements relating to pollution or protection of the environment, including, without limitation, Governmental Requirements relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials or other pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes which are applicable to any Credit Party, any Mineral Properties or the other activities of and properties or assets owned, controlled or managed by a Credit Party.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Event of Default” has the meaning set forth in Section 9.1.

“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, income or franchise Taxes imposed on (or measured by) the taxable income of the Lender or such recipient, as the case may be, or capital Taxes imposed on (or measured by) the taxable capital of the Lender or such recipient, in each case by the jurisdiction under the applicable law of which such recipient is organized or in which its principal office is located, but for greater certainty, Excluded Taxes do not include withholding taxes imposed on the Lender or any such recipient in respect of payments or deliveries hereunder.

“Expiry Date” means the date that is forty-five (45) days after the Closing Date, meaning September 19, 2011.

“Expropriation Event” means the appropriation, confiscation, expropriation, cancellation, seizure or nationalization (by Governmental Requirement, intervention, court order, condemnation, exercise of eminent domain or other action or form of taking) of ownership or control of a Credit Party or any of its Subsidiaries or of the Mineral Properties, or any substantial portion thereof, or any substantial portion of the rights related thereto, or any substantial portion of the economic value thereof, or which prevents or materially interferes with the ability of a Person to own or operate the property subject to such action, including by the imposition of any Tax, fee, charge or royalty.

“GAAP” means generally accepted accounting principles in Canada as recommended in the Handbook of the Canadian Institute of Chartered Accountants, as applicable to the Borrower, consistently applied (which shall include IFRS).

 “Governmental Authority” means the government of any nation and any state, provincial, territorial, divisional, county, regional, city and other political subdivision thereof, any tribal, aboriginal or native government or corporation, and any union or commonwealth of multiple countries, such as the European Union, in each case in which any property of a Credit Party is located or which exercises valid jurisdiction over any such property or Person, or in which a Credit Party conducts business or is otherwise present, and any entity, court, arbitrator or board of arbitrators, agency, department, commission, board, bureau, regulatory authority or instrumentality of any of them exercising executive, legislative, judicial, regulatory or administrative functions that exercises jurisdiction over any Credit Party or its properties or assets, including any Mineral Properties, and any securities exchange or securities regulatory authority to which a Credit Party is subject.

“Governmental Requirement” means any law, statute, code, ordinance, treaty, order, rule, regulation, judgment, ruling, decree, injunction, franchise, permit, certificate, license, authorization, approval or other direction or requirement (including Environmental Laws, the Project Permits, energy regulations, occupational, safety and health standards or controls, taxation laws, securities laws and regulations and the rules of any securities exchange) of any Governmental Authority.

“Guarantor” has the meaning specified in the Preamble to this Agreement.

“Guarantee” means a guarantee given by a Credit Party for the benefit of the Lender, in a form acceptable to the Lender, together with all amendments, modifications, supplements, extensions and restatements thereof in accordance with its terms.

“Hazardous Material” means any substance or mixture of substances, or any pollutant or contaminant, toxic or dangerous waste, or hazardous material, as defined in or regulated by any Environmental Law, from time to time, that if Released to the environment could reasonably be expected to cause, immediately or at some future time, harm or damage to or impairment of the environment, or any risk to human health or safety or property.

“IFRS” means the International Financial Reporting Standards, which are the accounting standards and interpretations adopted by the International Accounting Standards Board, consistently applied.

“Indebtedness” means, for any Person, without duplication, all liabilities of such Person determined in accordance with GAAP or IFRS.

“Indemnified Party” has the meaning specified in Section 10.5.

“Instrument” means any contract, agreement, undertaking, indenture, mortgage, certificate, document or writing (whether formal agreement, letter or otherwise) under which any obligation, duty, covenant, agreement, affirmation, undertaking or liability is evidenced, assumed or undertaken, or any right or Lien (or right or interest therein) is granted, authenticated, notarized, authorized or perfected, and any notice, registration, recordation, or filing associated with or required by any of the foregoing.

“Interest Rate” means six percent (6.0%) per annum.

“Interest Payment Date” means (i) the last Business Day of each calendar month for the period commencing on the Closing Date and ending on the Maturity Date, (ii) the Maturity Date, and (iii) any date on which the Borrower makes a prepayment of the Loan.

“Lender” has the meaning set forth in the Preamble to this Agreement, together with its successors and assigns.

“Lien” means, as to any Person, any mortgage, deed of trust, lien, pledge, charge, security interest, hypothecation, indenture, preferential right, assignment, option, production payment or other lien, encumbrance or collateral security Instrument in, on or to, or any right or interest, or the title of any vendor, lessor, the Lender or other secured party to, or interest or title of any Person under any conditional sale or other title retention agreement or capital lease with respect to, any property or asset owned or held by such Person, the signing of any mortgage, deed of trust, pledge, charge, security agreement, hypothecation, indenture, assignment or similar instrument, or the signing or filing of a financing statement, personal property security act filing or other similar Instrument, which names such Person as debtor, or the signing of any security agreement or other similar Instrument authorizing any other party as the secured party thereunder to file any financing statement, personal property security act filing or other similar Instrument.

“Loan” means the advance of the loan to the Borrower in the amount of the Commitment, subject to the satisfaction of the applicable conditions precedent.

“Loan Documents” means this Agreement, the Security Documents, the Consent and each other Instrument executed by the Borrower, a Credit Party or a Subsidiary of the Borrower and delivered to the Lender in connection with this Agreement or any of the foregoing Instruments, whether or not specifically identified in this clause, as any of the foregoing may be amended, modified, supplemented, extended or restated from time to time in accordance with their respective terms.

 “Losses” has the meaning specified in Section 10.5.

“Material Adverse Effect” means, with respect to any Person, an effect, resulting from any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), which:

(a)           is materially adverse to the consolidated business, assets, revenues, financial condition, operations or prospects of such Person;

(b)           is materially adverse to the ability of such Person to make any payment or perform any other material obligation required under any Material Agreement, this Agreement, or any other Loan Document;

(c)           is materially adverse to the Mineral Ridge Project or any other material Mineral Property; or

(d)           in the case of any Credit Party, involves a liability or obligation incurred after the Closing Date without the written consent of the Lender (other than Permitted Liens or contractual commitments entered into by such Credit Party in the ordinary course of business which are not in default) of US$100,000 or more.

“Material Agreements” means the contracts, agreements, leases, Instruments and other binding commitments and undertakings of any Credit Party or any Subsidiary thereof which are identified in Schedule 1.1(c), and all other contracts, agreements, leases, Instruments and other binding commitments and undertakings of any Credit Party or any Subsidiary thereof the performance or breach of which could reasonably be expected to have a Material Adverse Effect on a Credit Party.

“Maturity Date” means the first to occur of (a) the Expiry Date, (b) the date on which the Lender elects to accelerate the due date of the Loan based upon the occurrence of a Repayment Event, as provided in Section 3.2(c), or (c) any date on which the Lender accelerates the due date of the Loan by reason of an Event of Default pursuant to Section 9.2.

“Mineral Properties” means all surface, subsurface and mineral rights, and all surface, subsurface and mineral leases, concessions, licenses, claims, rights, titles or interests, and all related, associated or appurtenant rights, in each case howsoever characterized or designated, that are owned, leased, held, controlled or operated, directly or indirectly, by a Credit Party and located in the United States of America, with such rights, titles and interests described in Schedule 1.1(b).

“Mineral Ridge Project” means the Mineral Ridge Project, located in Esmeralda County, Nevada, as further described in Schedule 1.1(b) hereto.

“Notice of Borrowing” means a written request by the Borrower for a Loan pursuant to Section 2.2, which shall include the information referenced in Section 2.2, substantially in the form of Exhibit B hereto.

“Obligations” means all duties, covenants, agreements, liabilities, indebtedness and obligations of the Borrower and each Guarantor (if applicable) with respect to the repayment, payment or performance of all Indebtedness, liabilities and obligations (monetary or otherwise) of the Borrower and each Guarantor (if applicable), whenever arising and whether joint, several, or joint and several, established by or arising under or in connection with this Agreement and each other Loan Document, including, in each case, the payment of principal, interest, fees, expenses, reimbursements and indemnification obligations.

“Option Agreement” means that certain Option Agreement of even date herewith from the Borrower to and in favor of the Lender whereby the Borrower will grant to the Lender an irrevocable exclusive option and right of first refusal to acquire the Borrower’s right, title and interest in and to the Mineral Ridge LLC, substantially in the form of Exhibit E hereto, on the terms and conditions set forth therein.

“Other Taxes” has the meaning specified in Section 3.5(b).

“Party” or “party” means each party to this Agreement.

“Permitted Liens” means those Liens identified in Schedule 6.1(j)(i) to which the Lender has consented together with the Liens permitted by clauses (a) through (h) of Section 8.2.

“Person” means an individual, partnership, corporation (including a business trust), joint venture, limited liability company or other entity, or a Governmental Authority.

“Pledge Agreement” means a pledge agreement, substantially in the form of Exhibit D hereto, given by the Borrower for the benefit of the Lender, with respect to all right, title and interest of the Borrower in and to Mineral Ridge LLC, together with any other Instruments given or to be given by a Credit Party for the benefit of the Lender that creates a Lien on and with respect to the Equity Interests of a Credit Party or other Person in order to secure the Obligations, together, in each case, with all amendments, modifications, supplements and revisions thereof in accordance with its terms, together with all other Instruments now or hereafter filed, recorded or delivered to formalize, authorize and perfect the security interests granted therein.

“Project Permits” has the meaning specified in Section 6.1(q).

“Prudent Mining Industry Practices” means those practices, standards, methods, techniques and specifications, as they may evolve, change and modify from time to time that (a) are commonly used and generally accepted in the mining industry as good, safe and prudent operational, administrative and engineering practices in connection with the design, construction, operation, maintenance, repair or use of mining projects, mining facilities, mining infrastructure, mining equipment or other components of a mining operation, (b) conform in all material respects to applicable Governmental Requirements, (c) conform in all material respects to operational and maintenance guidelines and requirements suggested by applicable manufacturers, suppliers and insurance providers (taking into account the size, age, service and type of asset), and (d) are commercially reasonable based on the nature of the Mineral Properties.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, leeching or migration of any element or compound in or into the indoor or outdoor environment (including the abandonment or disposal of any barrels, tanks, containers or receptacles containing any contaminant), or in, into or out of any vessel or facility, including the movement of any contaminant through the air, soil, subsoil, surface, water, groundwater, rock formation or otherwise.

“Repayment Event” means any one of the following which has not been consented to by the Lender (in its sole discretion): (a) a Change of Control, or (b) the agreement by a Credit Party to accept or solicit a Change of Control.

“Representative” means any officer, partner, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of a Person.

“Security Agreement” means the general security agreement given by a Credit Party for the benefit of the Lender, substantially in the form of Exhibit C hereto, and any other security agreement or other Instrument by which the Lender obtains a Lien in or on any personal property or assets of a Credit Party to secure the Obligations, together with all amendments, modifications, supplements, extensions and restatements thereof in accordance with its terms.

“Security Documents” means, initially, the Security Agreement, the Pledge Agreement,  and any Guarantee (if any), together, in each case, with all modifications, supplements, amendments, extensions or restatements thereto or thereof in accordance with their respective terms, all schedules and exhibits attached thereto and all financing statements, personal property security act filings and other Instruments required to be filed or recorded or notices required to be given in order to authenticate and perfect the Liens created by the foregoing and all other Instruments now or hereafter delivered by any Credit Party to the Lender in connection with this Agreement or any transaction contemplated hereby to secure the payment or performance of the Obligations.

“Subsidiary” means, in respect of any Person, any corporation, company, association or other business entity more than 50% of each class of equity or voting securities of which is owned, directly or indirectly, by such Person.

“Structuring Fee” has the meaning specified in Section 2.4.

“Taxes” has the meaning specified in Section 3.5(a).

1.2           Accounting Principles.  All accounting terms not otherwise defined herein shall be construed, all financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with GAAP or IFRS, depending on which accounting principles apply to the Borrower and the Credit Parties at any such point in time, in each case applied on a basis consistent with the financial statements referred to in Section 6.1(g) except as specifically provided herein.

1.3           Other Definitional Provisions; Date and Time References.

(a)           Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Schedules, the other Loan Documents and any certificate or other document made or delivered pursuant hereto.

(b)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d)           The word “including” means “including without limitation” or “including, but not limited to,” and does not create or denote a limitation.

(e)           Unless otherwise expressly indicated, each reference to a time or date in any Loan Document shall be to the date and time in Toronto, Ontario, Canada.

1.4           Currency Conversions.  For purposes of application of the provisions of this Agreement and the other Loan Documents, United States Dollars, Canadian Dollars and any other relevant currency amounts will be converted by the Lender, acting in good faith.

ARTICLE 2

COMMITMENT; USE OF PROCEEDS; FEES

2.1           Loan.  Subject to all of the terms and conditions of this Agreement, upon satisfaction of the Loan conditions precedent set forth in Article 5, the Lender agrees to advance the Loan to the Borrower.  Any part of the Loan that has been repaid by the Borrower may not be re-borrowed and shall not be re-advanced to the Borrower.

2.2           Borrowing Procedure.  The Borrower shall request the borrowing of the Loan by delivering to the Lender a written Notice of Borrowing signed by the Borrower, which shall be delivered to the Lender concurrently herewith.  The Notice of Borrowing shall be irrevocable and shall specify (i) that a Loan is requested by the Borrower, (ii) the date of the requested borrowing, (iii) the specific purposes to which the proceeds of such Loan shall be applied (as permitted by Section 2.4 below), and (iv) such other information and certifications as set forth in the form of Notice of Borrowing and as the Lender shall otherwise have reasonably requested.

2.3           Repayment.  The principal amount of the Loan, together with interest thereon, shall be due and payable in full on the Maturity Date.  The Borrower covenants and agrees to repay the Loan, together with interest thereon, in accordance with the terms of this Agreement.

2.4           Use of Proceeds.  The Borrower will utilize the Loan to fund general corporate activities and purposes.

2.5           Structuring Fee.  In consideration of establishing this Agreement, the Borrower agrees to pay to the Lender a structuring fee (the “Structuring Fee”) of Twenty Thousand Dollars ($20,000) payable in cash at the Closing Date.  No portion of the Structuring Fee is refundable to the Borrower, in whole or in part, under any circumstances.  Payment of the Structuring Fee shall be deemed satisfied by the Borrower upon irrevocable payment of Twenty Thousand Dollars ($20,000).

ARTICLE 3

PROCEDURE AND PAYMENT

3.1           Interest.

(a)           General.  On each Interest Payment Date, the Borrower shall pay to the Lender interest on the Loan with respect to the calendar month ending on the Interest Payment Date, at a rate of interest per annum based on a 360-day year basis equal to (i) the Interest Rate or (ii) the Default Rate, as applicable.  Interest accruing at the Default Rate shall be payable on demand.  Accrued but unpaid interest shall be payable in full on the Maturity Date.

(b)           Default Interest.  Interest on the Loan shall accrue and shall be payable by the Borrower at the Default Rate during all periods when any amounts payable by the Borrower as principal repayments, interest payments, expense payments or other amounts are due and payable hereunder, whether by acceleration or otherwise, but remain unpaid by the Borrower.  Without prejudice to the rights of the Lender under the preceding sentence, the Borrower shall indemnify the Lender against any direct loss or expense which the Lender may sustain or incur as a result of the failure by the Borrower to pay the Loan when due.  A certificate or other notice of the Lender submitted to the Borrower setting forth the basis for the determination of Default Rate interest due and of the amounts necessary to indemnify the Lender in respect of such loss or expense, shall constitute evidence of the accuracy of the information contained therein in the absence of error and, absent notice from the Borrower of such error, shall be conclusive and binding for all purposes.

3.2           Repayment of the Loan.

(a)           Principal Repayment.  The Loan is due and payable in full on the Maturity Date.

(b)           Voluntary Prepayment.  Upon not less than five (5) Business Days’ prior written notice to the Lender, the Borrower may at any time prepay all or any portion of the Loan without penalty.  Upon the giving of notice of prepayment, which shall be irrevocable, the prepayment, together with all interest accrued through the prepayment date, shall be due and payable on the date set forth therein in immediately available funds.  Any such voluntary prepayment of the Loan shall be in a minimum amount of US Five Hundred Thousand Dollars (US$500,000) or (if lower) the full amount of the Loan then outstanding.  Any amount so prepaid by the Borrower cannot again be redrawn or reborrowed by the Borrower.

(c)           Mandatory Prepayment.

(i)           The Borrower will prepay the Loan together with accrued interest thereon in full upon acceleration of the due date thereof by the Lender pursuant to Section 9.2.

(ii)           The Borrower will prepay the Loan together with accrued interest thereon together with an amount equal to the interest that would have accrued and been payable if repayment occurred on the Expiry Date, on  the repayment date specified in a written notice received by the Borrower from the Lender stating that the Lender requires the Loan to be repaid as a result of the occurrence of a Repayment Event (such notice having been given at any time within fifteen (15) Business Days after the Lender has received written notice from the Borrower that a Repayment Event has occurred).

3.3           Priority of Prepayments»

.  All prepayments made by the Borrower shall be applied first to any amounts (other than principal or interest) then payable by any Credit Party hereunder or under any other Loan Documents, then to accrued and unpaid interest on the Loan so prepaid, then to the principal amount of the Loan.

3.4           Payments and Computations»

.  Except as otherwise expressly provided in this Agreement, payments by the Borrower pursuant to this Agreement or any other Loan Document, whether in respect of the Loan, interest or otherwise, shall be made by the Borrower to the Lender not later than 12:00 noon (Eastern time) on the date due by delivery of United States Dollars in immediately available funds to the Lender.  All payments hereunder shall be made by the Borrower without set off, deduction or counterclaim not later than on the date when due.  Any payments received hereunder after the time and date specified in this Section 3.4 shall be deemed to have been received by the Lender on the next following Business Day.  All interest shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest is payable over a year comprised of three hundred sixty (360) days.  Whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

3.5           Taxes.

(a)           General.  Any and all payments by the Borrower or any other Credit Party hereunder shall be made in full, free and clear of and without deduction or withholding for any and all present or future taxes, levies, duties, imposts, assessments, deductions, charges, withholdings or other similar amounts, and all liabilities with respect thereto imposed on the Borrower or any Credit Party (all such taxes, levies, duties, imposts, assessments, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If the Borrower or any other Credit Party shall be required by law to deduct or withhold any Taxes from or in respect of any such payment payable or deliverable hereunder to the Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions and withholdings (including applicable deductions and withholdings) the Lender receives an amount equal to the amount it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions or withholdings and (iii) the Borrower or other Credit Party shall pay the full amount required to be deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law and within the time for payment prescribed by applicable law.

(b)           Other Taxes.  The Borrower agrees to pay any present or future stamp, sales, use or documentary taxes or any other excise or property taxes, charges, duties or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any of the Loan Documents, or any Instrument contemplated thereby (hereinafter referred to as “Other Taxes”).

(c)           Tax Indemnity.  The Borrower hereby indemnifies the Lender for, and agrees to hold the Lender harmless from, the full amount of all Taxes and Other Taxes payable by the Lender (other than Excluded Taxes) and any liability, cost or amount (including penalties, interest and expenses) arising therefrom or with respect thereto.

(d)           Payment of Taxes.  Within thirty (30) days after the date required for payment of any Taxes or Other Taxes required to be deducted or withheld by the Borrower in respect of any payment or delivery to the Lender, the Borrower will furnish to the Lender a form of evidence of payment thereof acceptable to the Lender in its sole discretion, acting reasonably.

(e)           Survival.  Without prejudice to the survival of any other agreement hereunder, the agreements and obligations contained in this Section 3.5 shall survive the payment in full of the Loan, interest thereon and any other amounts due hereunder.

ARTICLE 4

COLLATERAL SECURITY

4.1           Security Documents.  As security for the due repayment of the Loan, the payment of all other amounts due hereunder, and the performance of all other Obligations, the Borrower and the Guarantors (if any) shall execute and deliver to the Lender the Security Documents to which each of them is a party, in each case as and when required by this Agreement or by any of the Loan Documents.

4.2           Recordings and Filings of Security Documents.  The Lender will record, register or file with or deliver to appropriate Governmental Authorities, account debtors or other Persons, the Security Documents, as necessary or appropriate, at the Borrower’s expense, together with all other Instruments necessary to establish, attach, protect or perfect the Liens of the Lender, each with the Agreed Priority over all other security interest holders and mortgages.

4.3           Protection of Security Document Liens.  The Credit Parties hereby authorize the Lender to file such financing statements and other agreements, documents, registrations, filings or Instruments with such Governmental Authorities in such jurisdictions as Lender determines to be desirable and to take such other actions as the Lender determines to be necessary or desirable to legalize, authenticate, protect, perfect and maintain the perfection of the Liens in the Collateral identified in the Security Documents. The Credit Parties agree to cooperate with the Lender in delivering all share certificates and other certificates of Equity Interests pledged pursuant to a Security Document, if any, and in undertaking and completing all recordings, filings, registrations and other actions required in connection with the Security Documents, and the Credit Parties further agree to promptly take all such other actions as the Lender may reasonably determine to be necessary or appropriate to confirm, perfect, maintain and protect the perfection of the Liens granted by the Security Documents.

4.4           Security Documents.  The Borrower and the Guarantors agree that notwithstanding any provision of any other Loan Document to the contrary, the Liens created pursuant to the Security Documents shall secure all Obligations.  The Security Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently perfected security interests and Liens, or will be perfected security interests and Liens in accordance with the requirements specified in such Security Documents or elsewhere in this Agreement, each with the Agreed Priority.

4.5           Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized at any time and from time to time, without notice to the Borrower or any other Credit Party (any such notice being expressly waived by the Borrower and the other Credit Parties), to set off and apply any and all deposits (general or special, time or demand, provisional or final), at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of any Credit Party against any and all of the Obligations of any Credit Party now or hereafter existing, although such Obligations may be contingent and unmatured.  The Lender agrees promptly to notify the Borrower or the Guarantors, as appropriate, after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Lender under this Section 4.5 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Lender may have available to Lender under this Agreement or the Security Documents.

ARTICLE 5

CONDITIONS PRECEDENT

5.1           Conditions Precedent to the Loan.  The obligation of the Lender to advance the Loan is subject to satisfaction (or waiver by the Lender in its sole discretion) of each of the following conditions precedent.

(a)           The Lender or its counsel shall have received the following, with each Instrument dated the date of this Agreement (or as otherwise agreed by the Lender), and in form and substance as shall be satisfactory to the Lender:

(i)           this Agreement, duly executed by the Borrower;

(ii)           each of the Security Documents, each duly executed by the Borrower or other applicable Credit Party, together with any UCC filings or other Instruments for filing or registration, notarizations thereof, notices with respect thereto or other Instruments determined by the Lender to be necessary or desirable to establish and perfect the Liens established pursuant to the Security Documents;

(iii)           the Option Agreement, duly executed by the Borrower;

(iv)           the Consent, duly executed by the Borrower, Mineral Ridge LLC and Scorpio Gold (US) Corporation;

(v)           to the extent not specifically referenced, each other Loan Document, duly executed by the Borrower or the Credit Party that is party thereto;

(vi)           an Omnibus Certificate for each Credit Party, duly executed by officers thereof substantially in the form of Exhibit A hereto, together with each Credit Party’s articles of incorporation, bylaws, resolutions, certificates of good standing and certification of incumbency;

(vii)           certificates of issuing insurance companies or brokers, confirming compliance by the Borrower with the insurance requirements set forth in Section 7.5;

(viii)           accurate and complete copies of the financial statements of the Credit Parties referred to in Section 6.1(g);

(ix)           evidence satisfactory to the Lender confirming the validity of the Security Documents and their application to the Loan and the Obligations as well as the validity and perfection of the Liens granted by such Security Documents with the Agreed Priority;

(x)           opinions of legal counsel for the Credit Parties, dated the Closing Date and addressed to the Lender in form and substance reasonably acceptable to the Lender; and

(xi)           all such other approvals, opinions, documents or Instruments as the Lender may reasonably request.

(b)           all representations and warranties made by the Credit Parties herein, in any other Loan Documents shall be true and correct on the Closing Date;

(c)           the Borrower shall have paid the Structuring Fee and all other applicable costs, fees and expenses on and as of the date of this Agreement;

(d)           no Default or Event of Default has occurred and is continuing or would occur as a result of the making of the Loan or the use of the proceeds thereof;

(e)           all approvals, consents and authorizations of Governmental Authorities, the shareholders of Borrower or other Persons required in connection with this Agreement and the other Loan Documents shall have been obtained and remain in effect;

(f)           there is no pending or threatened action or proceeding before any Governmental Authority against or affecting any Credit Party or any Mineral Properties, which could reasonably be expected to have a Material Adverse Effect on any Credit Party;

(g)           since December 31, 2010, the date of the Borrower’s most recent audited financial statements, a copy of which is attached in Schedule 6.1(g) attached hereto, there shall have been no change, event or occurrence that has had, or could reasonably be expected to have, a Material Adverse Effect on any Credit Party;

(h)           all data, reports, maps, surveys, financial statements, Instruments and other information requested by the Lender for its due diligence, including searches of all Lien filings, registrations and records deemed necessary by the Lender, and copies of any documents, filings and Instruments on file in such jurisdictions, shall have been provided, and the Lender shall have completed its technical, legal, financial, permitting, environmental and other due diligence investigation of the Credit Parties and the Mineral Properties in scope, and with results, satisfactory to the Lender;

(i)           the Lender shall be satisfied with the form of the Loan Documents; and

(j)           each Credit Party has performed and complied with all agreements and conditions herein and in the other Loan Documents required to be performed and complied with on or prior to the date of the proposed Loan, except those agreements and conditions waived by the Lender.

The Borrower’s request for a Loan shall be deemed to constitute a representation and warranty by the Borrower as of the date of such Loan that the applicable conditions in paragraphs (a) through (j) of this Section have been, and remain, satisfied.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1           Representations and Warranties of the Credit Parties.  Each of the Credit Parties, for itself and on behalf of each of its Subsidiaries, hereby represents and warrants to the Lender as follows:

(a)           Qualification and Organization.  It has all requisite corporate power and authority to enter into this Agreement and the other Loan Documents to which it is a party and to carry out the transactions contemplated hereby and thereby.  It is otherwise duly qualified to do business as a foreign corporation or other applicable entity in each jurisdiction where the nature of its business or properties requires such qualification. With respect to the Borrower, it is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.

(b)           Subsidiaries.  Except as disclosed in Schedule 6.1(b), the Borrower does not have any direct or indirect Subsidiaries.

(c)           Authorization; No Conflict.  The execution, delivery and performance by it of this Agreement and of the other Loan Documents to which it is a party have been duly authorized by all necessary shareholder and corporate action on the part of such Credit Party and do not and will not (i) contravene such Credit Party’s articles of incorporation, charter or by-laws, or similar constituent documents; (ii) violate any provision of any Governmental Requirement, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to such Credit Party; (iii) result in a breach of or constitute a default under or require the consent of any Person pursuant to any indenture or loan or credit agreement or any other agreement, lease or Instrument to which any Credit Party is a party or by which it or any such Credit Party or its or any such Credit Party’s properties may be bound or affected; or (iv) result in, or require, the creation or imposition of any Lien (other than Liens arising under the Security Documents) upon or with respect to any of the properties now owned by any Credit Party and, to the knowledge of each Credit Party, no Credit Party is in default in any material respect under any such Governmental Requirement, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

(d)           Governmental and Other Consents and Approvals.  No authorization or approval or other action by or consent of, and no notice to or filing or registration with, any Governmental Authority is required (i) for the due execution and delivery of, and the due performance of, the financial obligations of the Credit Parties under this Agreement or any other Loan Document, or (ii) for the due performance of all other Obligations of the Credit Parties under this Agreement or any other Loan Document (other than registrations or filings to perfect the Liens created by the Security Documents), except for such authorizations, approvals or other actions as have been obtained or notices or filings as have been made.

(e)           Binding Obligations.  This Agreement and each of the other Loan Documents constitutes a legal, valid and binding obligation of each of the Credit Parties that is a party thereto, enforceable against such Credit Parties in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws or equitable principles affecting enforcement of creditors’ rights generally at the time in effect).

(f)            Litigation.  Except as indicated in Schedule 6.1(f) hereto, there is no material claim, action, lawsuit, proceeding, arbitration or investigation pending or threatened in writing against or involving any Credit Party or any Subsidiary thereof or any Mineral Properties, which (i) alleges the violation of any Governmental Requirement, (ii) questions the validity of this Agreement or any of the other Loan Documents or any action taken or to be taken pursuant to this Agreement or any of the Loan Documents, (iii) involves any Material Agreement, or (iv) could reasonably be expected to result, either in any case or in the aggregate, in a Material Adverse Effect on a Credit Party.

(g)           Financial Statements; No Material Adverse Change.  The audited balance sheet of the Borrower as of December 31, 2010, and the related unaudited statements of operations and deficits of the Borrower for the period then ended, and the unaudited balance sheet of the Borrower as of March 31, 2011 and the related unaudited statement of operations and deficits of the Borrower for the period then ended, copies of which have been furnished to the Lender and which are attached hereto as Schedule 6.1(g), fairly present the financial condition of the Borrower as at such dates and the results of the operations of the Borrower for the period ended on such dates, all in accordance with GAAP consistently applied.  The Borrower does not have any material Contingent Liability or liability for taxes, long-term leases or unusual forward or long-term commitments which are not reflected in such financial statements.  Since December 31, 2010, neither the business, operations or prospects of the Borrower or any other Credit Party, nor any of its properties or assets, have been affected by any occurrence or development (whether or not insured against) which could reasonably be expected to result, either in any case or in the aggregate, in a Material Adverse Effect on the Borrower.

(h)           Other Agreements.  No Credit Party is a party to any indenture, loan or credit agreement or any lease or other agreement or Instrument (other than the Material Agreements) or subject to any charter or other corporate restriction which could reasonably be expected, upon a default thereunder or otherwise, to result in a Material Adverse Effect on a Credit Party.

(i)           Information Accurate.  None of the written information delivered to the Lender by any Credit Party in connection with this Agreement or the transactions contemplated hereby contains any material misstatement of fact or omits to state a material fact, and all projections contained in any such information, exhibits or reports, were based on information which, when delivered, was, to the knowledge of each Credit Party, true and correct in all material respects, and to the knowledge of the Credit Parties all calculations contained in such projections are accurate in all material respects, and such projections present such Credit Party’s then-current estimate of its future business, operations and affairs and, since the date of the delivery of such projections, to the knowledge of the Credit Parties, there has been no material change in the assumptions underlying such projections, or the basis therefor or the accuracy thereof.

(j)           Title; Liens.

(i)           Schedule 1.1(b) accurately and completely sets forth and describes all real property owned, held or controlled by the Borrower and located in the United States of America, including all fee interests, patented mining claims, unpatented mining claims, unpatented millsite claims and other real property interests;

(ii)           The Borrower has good and marketable title to all fee lands, patented mining claims, and unpatented mining claims and millsite claims set forth on Schedule 1.1(b), which title is, subject to Permitted Liens, superior and paramount to any adverse claim or right of title which may be asserted, subject only to the paramount title of the United States as to any unpatented mining claims and millsite claims and the rights of third parties to the lands within such unpatented mining claims pursuant to the Multiple Mineral Development Act of 1954 and the Surface Resources and Multiple Use Act of 1955;

(iii)           With respect to the unpatented mining claims and unpatented millsite claims listed on the attached Schedule 1.1(b): (A) except as specified in Schedule 1.1(b), the Borrower is in exclusive possession thereof, free and clear of all Liens, claims, encumbrances or other burdens on production, other than Permitted Liens; (B) all such claims were located, staked, filed and recorded on available public domain land in compliance with all applicable state and federal laws and regulations; (C) assessment work, intended in good faith to satisfy the requirements of state and federal laws and regulations and generally regarded in the mining industry as sufficient, for all assessment years up to and including the assessment year ending September 1, 1992, was timely and properly performed on or for the benefit of the claims, and affidavits evidencing such work were timely recorded; (D) claim rental and maintenance fees required to be paid under federal law in lieu of the performance of assessment work, in order to maintain the claims commencing with the assessment year ending on September 1, 1993 and through the assessment year ending on September 1, 2010, have been timely and properly paid, and affidavits or other notices evidencing such payments and required under federal or state laws or regulation have been timely and properly filed and recorded; (E) all filings with the BLM with respect to such claims which are required under FLPMA have been timely and properly made; and (F) there are no actions or administrative or other proceedings pending or to the best of the Borrower’s knowledge threatened against or affecting any of the claims.  Nothing herein shall be deemed a representation that any unpatented mining claim contains a discovery of valuable minerals or that any unpatented millsite claim is located on non-mineral land.  In addition, with respect to each of the unpatented mining claims listed on Schedule 1.1(b), the Borrower represents that, to its knowledge, such unpatented mining claims have been relocated or remonumented as necessary, and that evidence of such relocation or remonumentation has been timely and properly recorded, all in compliance with the provisions of N.R.S. Chapter 517;

(iv)           As to the patented mining claims listed on Schedule 1.1(b): (A) the Borrower owns such claims free and clear of all Liens, claims, encumbrances, royalties or other burdens on production, except for Permitted Liens; (B) except as specified in Schedule 1.1(b), the Borrower is in exclusive possession of those claims; and (C) there are no actions or administrative or other proceedings pending or to the Borrower’s knowledge threatened against those claims;

(v)           Each Credit Party, and each Subsidiary thereof, has good and marketable title to its owned real property and has valid and effective rights to its leased property, free and clear of Liens, except for Permitted Liens;

(vi)           All taxes, charges, rates, levies and assessments that, if unpaid, would create a Lien or charge on any Mineral Properties or any portion thereof, have been paid in full and will be paid in full;

(vii)           To the Borrower’s knowledge, all contractors, subcontractors, agents and other Persons providing services, materials or labor on or for the benefit of any Mineral Properties have been paid in a timely manner for all work performed or services, goods or labor provided, on or with respect thereto, except where such payments are subject to a bona fide dispute, which is being diligently pursued by a Credit Party pursuant to appropriate procedures; and

(viii)           The Security Documents create, or upon their execution and delivery they will create, valid and effective Liens in and on the Collateral purported to be covered thereby, which Liens are currently (or will be upon the filing of appropriate Instruments with appropriate Governmental Authorities) perfected Liens with the Agreed Priority.

(k)           Material Agreements; Absence of Default.  The Material Agreements identified in Schedule 1.1(c) hereto include all of the contracts, agreements, leases, Instruments and other binding commitments and undertakings of each Credit Party, the performance or breach of which could reasonably be expected to have a Material Adverse Effect on a Credit Party, and the Borrower has provided the Lender with copies of each such Material Agreement.  No Credit Party is in material default under any of the Material Agreements, none of them has received any notice of an asserted default thereunder from any other Person, and none of them has  knowledge of a breach by any counterparty thereto or the inability of any counterparty thereto to perform its obligations thereunder.

(l)           Taxes and Other Payments.  Except for matters which could not reasonably be expected to have a Material Adverse Effect, which are disclosed on Schedule 6.1(l) hereto, each Credit Party and each Subsidiary thereof has filed all Tax returns and reports required by law to have been filed by it and has paid all Taxes and governmental charges thereby shown to be owing and all claims for sums due for labor, material, supplies, personal property and services of every kind and character provided with respect to, or used in connection with its respective properties and no claim for the same exists except as permitted hereunder, except any such Taxes, charges or amounts which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP or IFRS, as applicable, have been set aside on the books of such Credit Party or such Subsidiary, as applicable.

(m)           Environmental Laws.  Except as set forth in Schedule 6.1(n) hereto:

(i)           the Mineral Properties have been owned, developed, operated, leased, reclaimed and utilized in material compliance with all applicable Governmental Requirements, including Environmental Laws;

(ii)           there are no outstanding or pending consent decrees, clean-up orders, mitigation orders, compliance orders, remediation orders or other material orders, decrees, judgments or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Mineral Properties;

(iii)           no Credit Party or any Subsidiary thereof has received any written or actual notice of: material violation, alleged material violation, material non-compliance, investigation, liability or potential liability, or request for information, with respect to Environmental Laws, Hazardous Materials or other environmental matters with regard to any Mineral Properties, nor does any Credit Party have knowledge or reason to believe that any such notice will be received or is being threatened; and

(iv)           with respect to the Mineral Properties, there have been no past, and there are no pending or threatened, lawsuits, claims, complaints, injunctions, or any other governmental or judicial actions or proceedings with respect to any alleged material violation of any Governmental Requirements, including Environmental Laws, or any Release or alleged Release of Hazardous Materials.

(n)           Indebtedness.  Except as disclosed in Schedule 6.1(n) hereto or specifically identified in the financial statements identified in Section 6.l(g), no Credit Party or any Subsidiary thereof has any existing intercompany Indebtedness, any Indebtedness for borrowed money, or any other Indebtedness.

(o)           Compliance with Laws, Etc.  Each Credit Party and each Subsidiary thereof is in compliance in all material respects with all Governmental Requirements applicable to each of them and applicable to each of the Mineral Properties.

(p)           Operation of Projects.  The Credit Parties have heretofore made available to the Lender all feasibility studies and geological, reserve, resource, metallurgical, engineering and financial data and evaluations of the Mineral Properties prepared by or for the benefit of any Credit Party or otherwise in the possession of any Credit Party.  The Credit Parties are not aware of any material inaccuracy or omission in such information which has not been disclosed to the Lender in writing.

(q)           Project Permits.  Except for permits, licenses, approvals, authorizations, certifications, registrations and consents which are to be obtained by a Credit Party from time to time in the ordinary course of business and the absence or delay of which will not materially interfere with or delay development and operation of the Mineral Properties, all permits, licenses, approvals, authorizations, certifications, registrations and consents of Governmental Authorities which are necessary to undertake and conduct the business of the Credit Parties or any Subsidiary thereof as it is currently being conducted are identified in Schedule 6.1(q) hereto (collectively, the “Project Permits”).  The Borrower has obtained all Project Permits necessary to conduct mining operations at its Mineral Properties and all such Project Permits are in full force and effect in accordance with their terms, free of material defaults, and no written notice alleging a breach or default under any of the Project Permits or challenging or questioning the validity of any such Project Permit has been delivered, except to the extent disclosed to the Lender in Schedule 6.1(q).

ARTICLE 7

AFFIRMATIVE COVENANTS OF THE CREDIT PARTIES

Until the full and final payment and performance of the Obligations and the termination of this Agreement, each of the Credit Parties shall, unless Lender otherwise consents in writing (which consent Lender may grant or withhold in its sole discretion), perform all covenants in this Article 7.

7.1           Compliance with Laws, Etc.  The Credit Parties shall comply, and shall cause each of their Subsidiaries to comply with all applicable Governmental Requirements, including Environmental Laws.  Each Credit Party shall own, operate and manage its Mineral Properties in compliance with all applicable Governmental Requirements.  The Credit Parties shall pay, and shall cause each Credit Party to pay, all Taxes, assessments, and governmental charges imposed upon them or their respective property before the same become delinquent, except to the extent contested in good faith and adequately reserved for in accordance with GAAP or IFRS, as then applicable to such Credit Party.

7.2           Project Permits.  The Credit Parties shall use commercially reasonable efforts to obtain as soon as practicable, and shall maintain, all Project Permits in full force and effect.

7.3           Reporting Requirements.  The Credit Parties shall deliver to the Lender the reports, information, notices and certificates set forth below:

(a)           Quarterly Financial Information.  As soon as available and in any event within forty-five (45) days after the end of each quarter of each year, the Borrower shall deliver to the Lender a consolidated balance sheet of the Borrower, each as of the end of such quarter and statements of consolidated income, cash flow and retained earnings of the Borrower for such quarter and for the period commencing at the end of the previous year and ending with the end of such quarter.

(b)           Annual Financial Information.  As soon as available and in any event within ninety (90) days after the end of each year, a consolidated balance sheet of the Borrower as of the end of such year and consolidated statements of income, cash flow and retained earnings of the Borrower for such year audited by chartered public accountants reasonably acceptable to the Lender.

(c)           Litigation; Claims.  Promptly after initiation thereof, notice of any claims, proceedings, litigation or material disputes by, against, or otherwise involving any Credit Party, or any Mineral Properties, or other litigation which could reasonably be expected to have a Material Adverse Effect on any Credit Party, together with copies of the court filings or other documents associated therewith.

(d)           Material Agreements.  Promptly after receipt thereof, copies of any notices of default or claims of breach received or sent by any Credit Party, pertaining to any of the Material Agreements, and, promptly after receipt thereof, copies of all Material Agreements entered into by the Borrower after the date of this Agreement.

(e)           Environmental Matters.  Promptly after the filing or receipt thereof, copies of (i) all new Project Permits, together with a description thereof and (ii) all notices with or from any Governmental Authority alleging noncompliance with or violation of Environmental Laws or Project Permits and any correspondence in response thereto.

(f)           New Subsidiaries.  Prior to the organization or acquisition of any new Subsidiary of the Borrower, the Borrower shall provide the Lender with written notice thereof and each new Subsidiary of the Borrower shall accede to the terms of this Agreement by entering into a Guarantee.

(g)           Other Information; Updated Schedules.  Such other certificates, reports and information respecting the condition or operations, financial or otherwise, of any Credit Party and any Mineral Properties as the Lender may from time to time reasonably request.

7.4           Inspection.  At any reasonable time during normal business hours and from time to time, each Credit Party shall permit, and shall cause each of its Subsidiaries to permit, the Lender and its Representatives to examine and make copies of and abstracts from the records and books of account of, and to visit the properties of, each Credit Party (including the Mineral Properties) and to discuss the affairs, finances and accounts of each Credit Party with any Representative of a Credit Party.  So long as no Event of Default has occurred and is continuing, the Borrower shall pay all reasonable costs of one site visit or collateral inspection per year, and at any time that an Event of Default has occurred and is continuing, the Borrower shall pay all reasonable costs of the activities described in this Section 7.4.

7.5           Maintenance of Insurance.  Each Credit Party shall maintain with financially sound and reputable insurance companies (i) insurance on all its property and assets insuring against at least such risks as are usually insured against in the same or a similar business and as required by Governmental Requirements and (ii) liability insurance covering at least such risks as are usually insured against in the same or a similar business and as required by Governmental Requirements; and furnish to the Lender, upon request, full information as to the insurance carried.  The present insurance coverage of the Credit Parties as of the Closing Date is outlined as to carrier, policy number, expiration date, type and amount on Schedule 7.5.   Upon the request of the Lender from time to time, each Credit Party shall deliver to the Lender evidence of the insurance then in effect, including a detailed list of such insurance containing the information set forth on Schedule 7.5.  The insurance policies shall name the Lender as loss payee or additional insured, as appropriate, and shall contain an endorsement providing that such insurance cannot be terminated or amended without at least thirty (30) days prior notice to the Lender.

7.6           Keeping of Records and Books of Account.  The Credit Parties shall keep, and will cause each of its Subsidiaries to keep, adequate records and books of account, in which complete entries shall be made reflecting all financial transactions of each Credit Party, and with respect to the Borrower and all Credit Parties on a consolidated basis, the foregoing shall be in accordance with GAAP or IFRS, as applicable to the Credit Parties at such point in time, and in each case, consistently applied.

7.7           Preservation of Existence, Etc.  Each Credit Party shall preserve and maintain, and shall cause each of its Subsidiaries to preserve and maintain, their respective corporate existence, rights, franchises and privileges in the jurisdiction of their incorporation or formation; and, each Credit Party will qualify and remain qualified, and will cause each of its Subsidiaries to qualify and remain qualified, to engage in business and conduct business activities in each jurisdiction in which such qualification is necessary or desirable in view of their business and operations or the ownership of their properties.  Each Credit Party will comply, and will cause each of its Subsidiaries to comply, with all requirements of applicable Governmental Requirements and all rules, regulations and requirements of stock exchanges on which their respective capital stock is traded, if any, concerning disclosure of matters relevant to such Persons and their properties; and, each Credit Party will timely file, and will cause each of its Subsidiaries to timely file, full and complete reports concerning their business and operations as required by such Governmental Requirements and stock exchange, rules, regulations and requirements.

7.8           Conduct of Business; Maintenance of Properties.  The Credit Parties shall engage solely, and will cause each Credit Party to engage solely, in the business of developing and operating the Mineral Properties, and other prospective projects, and in activities incident thereto, in accordance with Prudent Mining Industry Practices.  The Credit Parties shall use commercially reasonable efforts to explore, investigate, develop and use the Mineral Properties in accordance with Prudent Mining Industry Practices.  The Credit Parties shall diligently and continuously work to develop and operate the Mineral Properties.  The Credit Parties shall from time to time, make and cause to be made, all repairs, renewals, replacements, additions and improvements to the Mineral Properties and their properties and assets, such that the Borrower and the other Credit Parties may properly and advantageously conduct their business at all times in accordance with Prudent Mining Industry Practices.

7.9           Notice of Default.  The Borrower shall furnish to the Lender as soon as possible and in any event within three (3) Business Days after the occurrence of each Event of Default or Default continuing on the date of such statement, a statement of the president or chief financial officer of the Borrower, setting forth the details of such Event of Default or Default, and the action which the Borrower proposes to take with respect thereto.

7.10           Defense of Title and Rights.  Each Credit Party shall preserve and defend its ownership of and all right, title and interest in its assets, properties and rights, including the Mineral Properties, as such title is represented and warranted in Section 6.1(j).  Each Credit Party shall defend, and will cause the other Credit Parties to defend, the Liens in favor of the Lender under the Security Documents, and the Credit Parties shall maintain and preserve such Liens as perfected Liens with their Agreed Priority.  Each Credit Party shall ensure that the Security Documents shall at all times cover and extend to all assets, properties, rights and interests of each Credit Party or Subsidiary.

7.11           Material Agreements.  The Credit Parties shall comply with, and shall cause each other Credit Party to comply with, the terms and conditions of each of the Material Agreements except where any non-compliance could not reasonably be expected to cause a default under such Material Agreement or to have a Material Adverse Effect.

7.12           Maintenance of Borrower’s Account.  The Borrower shall establish and maintain the Borrower’s Account as its primary operating account, in the location and with the bank or financial institution described on Schedule 1.1(a), and shall not change such account without the Lender’s prior written consent, not to be unreasonably withheld.  The Borrower shall ensure that the Borrower’s Account remains subject at all times to a Lien in favour of the Lender as established by the applicable Security Documents.

7.13           Further Assurances.  Each Credit Party shall execute, acknowledge and deliver to the Lender such other and further documents and Instruments and do or cause to be done such other acts as the Lender reasonably determines to be necessary or desirable to effect the intent of the parties to this Agreement or otherwise to protect and preserve the interests of the Lender hereunder, promptly upon request of the Lender, including the execution and delivery of any and all documents and Instruments which are necessary or advisable to create, protect or maintain in favor of the Lender, Liens on all Collateral of the Credit Parties as may be required by this Agreement or any Security Document that are duly perfected in accordance with all applicable Governmental Requirements.

ARTICLE 8

NEGATIVE COVENANTS OF THE CREDIT PARTIES

Until the full and final payment and performance of the Obligations and the termination of this Agreement, each of the Credit Parties shall, unless the Lender otherwise consents in writing (which consent, other than as indicated below, the Lender may grant or withhold in its sole discretion), perform all covenants in this Article 8.

8.1           Indebtedness.  The Credit Parties shall not, and the Credit Parties shall cause each of its Subsidiaries to not, directly or indirectly, create, incur, assume or suffer to exist, any Indebtedness except (a) Indebtedness hereunder; (b) Indebtedness secured by Liens permitted by Section 8.2; (c) Indebtedness existing on the date hereof disclosed to the Lender on Schedule 6.1(n) hereto; and (d) unsecured account trade payables, bank overdrafts and other similar immaterial unsecured Indebtedness incurred in the ordinary course of business.

8.2           Liens, Etc.  Without the prior written consent of the Lender, the Credit Parties shall not, and shall cause each of its Subsidiaries to not, directly or indirectly, create, incur, assume or suffer to exist any Lien upon or with respect to any portion of its interest in any Mineral Properties or any other real or personal property or assets of the Borrower or any Credit Party, now owned or hereafter acquired, or assign or otherwise convey any right to receive the production, proceeds or income therefrom, except:

(a)           Liens for taxes, assessments or governmental charges or levies if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

(b)           Liens imposed by law, such as carriers, warehousemen and mechanics’ liens and other similar liens arising in the ordinary course of business associated with amounts not yet due and payable, or which are being diligently disputed by the Borrower in good faith and pursuant to appropriate procedures;

(c)           Liens of purchase money mortgages and other security interests on equipment acquired, leased or held by the Borrower (including equipment held by any such Person as lessee under leveraged leases) in the ordinary course of business to secure the purchase price of or rental payments with respect to such equipment or to secure indebtedness incurred solely for the purpose of financing the acquisition (including acquisition as lessee under leveraged leases), construction or improvement of any such equipment to be subject to such mortgages or security interests, or mortgages or other security interests existing on any such equipment at the time of such acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that no such mortgage or other security interest shall extend to or cover any equipment other than the equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the mortgage or security interest being extended, renewed or replaced;

(d)           Liens outstanding on the date hereof and described in Schedule 6.1(j) hereto;

(e)           Liens arising under the Security Documents;

(f)           Cash or governmental obligations deposited in the ordinary course of business in connection with contracts, bids, tenders or to secure workmen’s compensation, unemployment insurance, surety or appeal bonds, costs of litigation, when required by law, public and statutory obligations, Liens or claims incidental to current construction, mechanics’, warehousemen’s, carriers’ and other similar Liens; and

(g)           Liens given in the ordinary course of business to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or governmental or other authority in connection with the operations of the Borrower.

Notwithstanding the foregoing, if a Credit Party shall grant a Lien on any of its properties or assets in violation of this Section 8.2, then it shall be deemed to have simultaneously granted an equal and ratable Lien on any such properties or assets to and in favor of the Lender, to the extent that such a Lien has not already been granted to the Lender.

8.3           Assumptions, Guarantees, Etc. of Indebtedness of Other Persons.  No Credit Party shall, directly or indirectly, assume, guarantee, endorse or otherwise become directly or contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) in connection with any Indebtedness of any other Person, except (a) guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business or (b) in connection with Indebtedness contemplated by Section 8.1(d).

8.4           Liquidation; Merger; Change in Ownership.  Without the prior written consent of the Lender, such consent not to be unreasonably withheld, no Credit Party shall liquidate or dissolve, or enter into any consolidation or merger, or enter into any partnership, joint venture or other combination where such combination involves a contribution by such Credit Party of all or substantially all of its assets, or sell, lease or dispose of its business or assets as a whole or in an amount which constitutes substantially all of such assets, or enter into any agreement with respect to the foregoing or agree to do or undertake any of the foregoing.

8.5           Restrictive and Inconsistent Agreements.  The Credit Parties shall not, and shall cause each of its Subsidiaries to not, enter into any agreement or undertaking or incur or suffer any obligation prohibiting or inconsistent with the performance by any Credit Party of its Obligations under the Loan Documents or any Material Agreement.

8.6           Burdens on Production.  No Credit Party shall grant, sell, transfer, assign or convey, directly or indirectly, to any Person any royalty (of any kind or nature whatsoever, howsoever designated), production payment or other non-cost bearing interests in the Mineral Properties.

8.7           Investments in Other Persons.  No Credit Party shall, directly or indirectly, (i) make any loan or advance of credit to any Person utilizing the Loan proceeds or (ii) purchase or otherwise acquire the capital stock, indebtedness, obligations of, or any interest in, any Person (other than readily marketable direct obligations of the United States of America and certificates of time deposit issued by a commercial bank of recognized standing operating in Canada or the United States of America, or other investment grade instruments reasonably approved by the Lender).

8.8           Sale of Assets.  No Credit Party shall, and each Credit Party shall cause its Subsidiaries to not, directly or indirectly, sell, transfer, assign or otherwise dispose of any of their respective assets or properties, including, without limitation, those assets and properties related to any Mineral Properties, except as may be commercially reasonable to replace worn or utilized equipment or inventory in the ordinary course of business.

8.9           Nature of Business.  No Credit Party will engage in any business activities or operations substantially different from their current business of exploring for and developing precious metals mining properties and activities and operations reasonably related thereto.

8.10           Dividends.  The Borrower shall not declare, accrue or pay any dividends, whether in cash or in Equity Interests of the Borrower, while any Loan or any other amount hereunder remains outstanding and unpaid.

8.11           Material Agreements.  No Credit Party shall, and each Credit Party shall cause its Subsidiaries to not, (a) enter into or agree to enter into any Material Agreement, or (b) modify, amend or knowingly waive any rights with respect to any Material Agreement to which any such Person is a party, in each case without the prior written consent of the Lender, not to be unreasonably withheld.

ARTICLE 9

EVENTS OF DEFAULT

9.1           Event of Default.  Each of the following events shall be an “Event of Default” hereunder:

(a)           Nonpayment.  The Borrower shall fail to repay the Loan as and when due hereunder (whether at stated maturity, by prepayment, on demand or otherwise), or shall fail to pay interest hereunder when due (whether on a payment date, by prepayment, on demand or otherwise), or shall fail to pay any other amounts due hereunder when due (whether on the date when due, by prepayment, on demand or otherwise).

(b)           Specific Defaults.  The Borrower or any other Credit Party shall fail to observe or perform any of its covenants contained in Article 8 of this Agreement.

(c)           Other Defaults.  The Borrower or any other Credit Party shall fail to observe or perform any of its covenants contained in this Agreement or any other Loan Document, other than the covenants referred to in clauses (a) and (b) above, and (i) such default or failure to observe or perform is capable of being cured but such Borrower or Credit Party has not remedied such default within five (5) days of the occurrence of such default or failure to observe or perform, or (ii) if in the Lender’s sole discretion such default or failure to observe or perform is capable of being cured, but not within five (5) days, the Borrower or Credit Party has not remedied such default within ten (10) days of the occurrence of such default or failure to observe or perform.

(d)           Representation or Warranty.  Any representations or warranty made by any Credit Party under or in connection with this Agreement, or the other Loan Documents proves to have been incorrect, incomplete or misleading in any respect when made (in the case of any representation or warranty containing any materiality qualifier) or proves to have been incorrect, incomplete or misleading in any material respect (in the case of any representation or warranty without any materiality qualifier).

(e)           Cross-Default.  A default shall occur under (i) any Loan Document, (ii) any Material Agreement (subject to applicable cure periods thereunder, if any), or (iii) any agreement or Instrument pertaining to Indebtedness permitted by Section 8.1 in excess of US$100,000; or any Credit Party shall fail to pay any Indebtedness in excess of US$100,000 (or equivalent in other currencies) in principal amount (but excluding Indebtedness included in the Obligations), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such default or failure to pay is not being contested by such Credit Party in good faith;  or, any other default under any agreement or Instrument relating to any such Indebtedness or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or Instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, unless such default or event shall be waived by the holders or trustees of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof.

(f)           Bankruptcy; Insolvency.  (i) Any Credit Party shall initiate or commence any case, proceeding or other action (A) under any existing or future Bankruptcy Law, or otherwise seeking to have it judged bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, administrator, conservator or other similar official for it or for all or any substantial part of its assets, or any Credit Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Credit Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Credit Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Credit Party shall take any action in furtherance of, or indicating its consent to, approval of, authorization of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Credit Party generally shall not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

(g)           Judgments.  A final judgment or order for the payment of money in excess of US$100,000 (or equivalent in other currencies) shall be rendered against any Credit Party and either: (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or (ii) a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect for any period of ten (10) consecutive days.

(h)           Security Interest.  Any Security Document after delivery thereof shall for any reason, except to the extent permitted by the terms thereof or the terms hereof, cease to create a valid and perfected Lien having the Agreed Priority with respect to any of the Collateral purported to be covered thereby, or a Credit Party shall so state or claim in writing.

(i)           Expropriation/Condemnation.  An Expropriation Event shall have occurred.

(j)           Regulatory Action.  Any Governmental Authority shall take or attempt to take any action with respect to a Credit Party, or with respect to any Mineral Properties or any Collateral subject to the Security Documents, which has had or could reasonably be expected to have a Material Adverse Effect on a Credit Party or the ability of the Borrower to repay the Loan or to meet its other Obligations in a timely manner unless such action is set aside, dismissed or withdrawn within twenty (20) days of its institution or such action is being contested in good faith, its effect is stayed during such contest and the Credit Parties are allowed to continue development of such Mineral Properties during such period.

(k)           Material Adverse Change.  A change in the business, financial condition or prospects of the Borrower or any other Credit Party occurs, which has a Material Adverse Effect.

(l)           Change of Control.  A Change of Control shall have occurred.

9.2           Remedies Upon Event of Default.

(a)           Upon the occurrence of an Event of Default specified in Section 9.1(f) of this Agreement, all obligations of the Lender hereunder shall terminate, but such termination shall not limit any rights or remedies of the Lender hereunder.  In the case of any Event of Default specified in Sections 9.1(a), (b), (c), (d), (e), (g), (h), (i), (j), (k),  or (l), upon notice by the Lender to the Borrower of the Lender’s election to declare the Borrower in default, the obligations of the Lender hereunder shall terminate, but such termination shall not limit any rights or remedies of the Lender hereunder.  The date on which such notice is sent with respect to an Event of Default specified in Sections 9.1(a), (b), (c), (d), (e), (g), (h), (i), (j), (k), or (l), shall be the “Date of Default.”  The Date of Default with respect to an Event of Default specified in Section 9.1(f) of this Agreement shall be the date of occurrence of any event or action specified therein.

(b)           Upon the Date of Default and upon notice from the Lender of an Event of Default specified in Section 9.1(a), (b), (c), (d), (e), (g), (h), (i), (j), (k), or (l), the Loan, together with all interest thereon and all other amounts owed by the Borrower hereunder to the Lender, shall be accelerated and become immediately due and payable in full.

(c)           Immediately and automatically upon the occurrence of an Event of Default specified in Section 9.1(f), without delivery of any notice by the Lender, the Loan, together with all interest thereon and all other amounts owed by the Borrower hereunder shall be automatically accelerated and immediately due and payable on the Date of Default.

(d)           Upon the occurrence of an Event of Default, all of the rights and remedies provided to the Lender in this Agreement, each of the Security Documents and each other Loan Document shall immediately become available to the Lender, and the Lender shall have all other rights and remedies available at law or in equity.

(e)           All rights and remedies of the Lender set out in this Agreement, the Security Documents and the other Loan Documents are cumulative, and no right or remedy contained herein or therein is intended to be exclusive; each such right or remedy is in addition to every other right and remedy contained in this Agreement, the Security Documents and the other Loan Documents, or in any existing or future agreement, or now or in the future existing at law, in equity, by statute or otherwise.

(f)           Except as expressly provided above in this Section 9.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived.  From and after the Date of Default, interest on the Loan shall accrue at the Default Rate and shall be payable on demand.

ARTICLE 10

MISCELLANEOUS

10.1           Amendments, Etc.  Except as otherwise expressly provided in this Agreement, no amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and, in the case of any amendment, by the Borrower and the Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.2           Notices. Etc.  All notices and other communications provided for hereunder shall be in writing (including facsimile and e-mail communication) and transmitted by facsimile, e-mail or delivered, if to the Borrower,

Golden Phoenix Minerals, Inc.
1675 E. Prater Way, Suite 102
Sparks, Nevada 89434
Attention: Tom Klein
Facsimile: 775-853-5010
Telephone:
E-Mail:

and if to the Lender,

Waterton Global Value, L.P.
Folio House, P.O. Box 800
Road Town, Tortola, VG1110
Attention:
Facsimile:  284-494-8356 or 284-494-7422
Telephone:
E-Mail:

as to each Party, at such other address or number as shall be designated by such Party in a written notice to the other.  All such notices and communications shall be effective (a) when received, if physically delivered; and (b) upon confirmation of transmission, if sent by facsimile on a Business Day, addressed in each case as aforesaid, except that notices to the Lender under Articles 2 or 3 shall not be effective until received by the Lender.

10.3           No Waiver; Remedies.  No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder, or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder, or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

10.4           Costs, Expenses and Taxes.  The Borrower and the other Credit Parties agree to pay on demand all reasonable costs and expenses of the Lender in connection with the negotiation, preparation, execution, and delivery of this Agreement, the other Loan Documents and the other documents and Instruments to be delivered hereunder, including, without limitation the reasonable fees and expenses of all legal counsel and independent consultants to the Lender and all other out-of-pocket expenses of the Lender.  In addition, the Borrower and the other Credit Parties agree to pay on demand all reasonable costs and expenses of the Lender in connection with the administration of this Agreement and the other Loan Documents,  including the reasonable costs and expenses incurred by the Lender in connection with site visits by the Lender to the Mineral Properties, and all costs and expenses, if any, in connection with the protection of the Lender’s rights with respect to and the enforcement of this Agreement, the other Loan Documents and the other documents to be delivered hereunder (whether incurred before, during or after commencement of any bankruptcy, reorganization or insolvency actions pertaining to the Borrower).  All such expenses will be itemized in reasonable detail.  In addition, the Borrower and the other Credit Parties agree to pay any and all stamp, mortgage recording and other Taxes, filing fees, duties or charges payable or determined to be payable in connection with the execution and delivery of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, and the Borrower and the other Credit Parties agree to indemnify and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such Taxes, filing fees or charges.  The Borrower and the other Credit Parties acknowledge that they shall pay all aforementioned costs, expenses and taxes regardless of whether the Loan is advanced.

10.5           Indemnification.  The Borrower and each other Credit Party agree to indemnify the Lender and each of the Lender’s Affiliates and their respective directors, partners, managers, members, owners, principals, shareholders, officers, employees, agents, consultants and Representatives (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against, and to defend and hold each of the Indemnified Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, fines, suits, costs, charges, claims, Taxes, expenses, payments or disbursements of any kind whatsoever, including attorneys’ fees and expenses (collectively “Losses”) which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred or suffered by or asserted against any Indemnified Party in any way relating to or arising out of this Agreement or any other Loan Document, or any Instruments contemplated by or referred to herein or therein, or the transactions contemplated hereby or thereby, or any act or omission of a Credit Party, or the ownership, management, administration or operation of any Mineral Properties, except with respect to Losses arising entirely out of the gross negligence or willful misconduct of the Lender.

Without limiting the generality of the foregoing provisions, the Borrower and each other Credit Party hereby agrees to indemnify, defend and hold harmless the Indemnified Parties from and against any and all administrative, regulatory or judicial actions, suits, demands, claims, liens, notices of non-compliance or violation, investigations, inspections, inquiries, proceedings, losses, costs, expenses, damages, claims and liabilities (collectively, “Environmental Claims”) incurred by any Indemnified Party relating in any way to any Environmental Laws or to any Project Permit in respect of the Borrower, any Credit Party, any Mineral Properties or any of its  other property, or any part thereof, including without limitation, as a result of:

(i)           any breach or violation of Environmental Laws which relates to any Mineral Properties or the business, operations or activities of any Credit Party;

(ii)           any Release, presence, use, creation, transportation, storage or disposal of Hazardous Materials which relate to any Mineral Properties or the business, operations or activities of any Credit Party; or

(iii)           any claim or order for any clean-up, restoration, detoxification, reclamation, repair or other securing or remedial action which relates to any Mineral Properties or the business, operations or activities of any Credit Party.

The provisions of this Section 10.5 shall survive the termination of this Agreement and the other Loan Documents and repayment of the Loan and the other Obligations.

10.6           Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender and its respective permitted successors and assigns.  The Borrower shall not have the right to assign any of its rights or obligations hereunder or any interest herein or in any other Loan Document without the prior written consent of the Lender.  The Lender may, at any time, without the consent of the Borrower, transfer or assign to its respective successors and Affiliates all or any part of, this Agreement, the other Loan Documents and the Loan, and, to the extent of such assignment, such assignee shall have the same obligations, rights and benefits with respect to the Borrower and the other Credit Parties as it would have had if it were a lender hereunder.

10.7           Governing Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEVADA.

10.8           Dispute Resolution

(a)           Each Party waives the right to trial by jury with respect to any dispute between or among two or more Parties or their subsidiaries with respect to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby.  The Borrower irrevocably attorns and submits to the non-exclusive jurisdiction of any court of competent jurisdiction of the State of Nevada in any action or proceeding arising out of or relating to this Agreement and the other Loan Documents to which it is a party.  The Borrower irrevocably waives objection to the venue of any action or proceeding in such court or that such court provides an inconvenient forum.  Nothing in this Section 10.8 limits the right of the Lender to bring proceedings against the Borrower in the courts of any other jurisdiction.

(b)           The Borrower hereby irrevocably consents to the service of any and all process in any such action or proceeding by the delivery of copies of such process to the Borrower at its address set out in Section 10.2.   Nothing in this Section 10.8 affects the right of the Lender to serve process in any manner permitted by Governmental Requirements.

(c)           Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby.  The scope of this waiver is intended to be all-encompassing with respect to any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Each of the parties hereto (a) acknowledges that this waiver is a material inducement for the parties to the Loan Documents to enter into a business relationship, that the parties to the Loan Documents have already relied on this waiver in entering into same and the transactions that are the subject thereof, and that they will continue to rely on this waiver in their related future dealings, and (b) further warrants and represents that each has reviewed this waiver with its legal counsel and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, modifications, supplements, extensions, renewals and/or replacements of this Agreement.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.10           Execution in Counterparts; Facsimile and Electronic Signatures.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  This Agreement may be validly executed and delivered by facsimile, portable document format (.pdf) or other electronic transmission (including e-mail), and a signature by facsimile, portable document format (.pdf) or other electronic transmission (including e-mail) shall be as effective and binding as an original signature.

10.11           Inconsistent Provisions.  In the event of any conflict between this Agreement and any of the other Loan Documents, the provisions of this Agreement shall govern and be controlling.

10.12           Severability.  If any provision hereof is determined to be ineffective or unenforceable for any reason, the remaining provisions hereof shall remain in effect, binding on the parties and enforceable at the election of the Lender in its sole discretion.

10.13           Governing Language.  For all purposes, this English language version of this Agreement shall be the original, governing instrument and understanding of the parties.  In the event of any conflict between this English language version of the Agreement and any subsequent translation into any other language, this English language version shall govern and control.

10.14           Survival of Representations and Warranties.  All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of any Loan.

10.15           Entire Agreement; Schedules and Exhibits.  The Schedules to this Agreement and the Exhibits to this Agreement form an integral part of this Agreement and are incorporated herein by reference and expressly made a part hereof.  This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof, superseding all prior statements, representations, discussions, agreements and understandings, oral or written, relating to such subject matter.

10.16           Credit Party Joint and Several Liability.  The Borrower and the other Credit Parties are engaged in related businesses and are integrated to such an extent that the financial strength and flexibility of each Credit Party has a direct, tangible and immediate impact on the success of the other Credit Parties.  Each Guarantor will derive substantial direct and indirect benefit from the extensions of the Loan to the Borrower hereunder.  Each Guarantor waives any right to revoke, terminate or suspend its Guarantee and acknowledges that it entered into such Guarantee in contemplation of the benefits that it would receive by this Agreement.

10.17           Acknowledgements.  Each of the parties hereto hereby acknowledges that:

(a)           it has been advised by its own legal counsel in the negotiation, preparation, execution and delivery of this Agreement and each other Loan Document;

(b)           this Agreement and the other Loan Documents shall not be construed  against any party or more favourably in favor of any party based upon which party drafted the same, it being agreed and acknowledged that all parties contributed substantially to the negotiation and preparation of this Agreement and the other Loan Documents;

(c)           the Lender has no fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby and thereby, and the relationship between the Lender, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and

(d)           this Agreement does not create a joint venture or partnership among the parties hereto, and no joint venture or partnership exists, or shall be deemed to exist, among the Lender, or among the Lender and the Borrower, or among the Lender and the other Credit Parties.

10.18           Further Agreements.  Promptly following the date hereof, the Lender shall issue to the Borrower a gold stream debt facility agreement (the “Gold Stream Debt Facility”) the material terms and conditions of which shall be consistent with (i) the Term Sheet signed by the Borrower and Lender on July 27, 2011, and (ii) the Amended and Restated Senior Secured Note dated May 19, 2011 (the “Scorpio Note”) between the Lender and Scorpio Gold Corporation.  Provided that the Borrower uses commercially reasonable efforts to negotiate, settle and execute the Gold Stream Debt Facility and provided that the Borrower has completed all of its conditions precedent to such Gold Stream Debt Facility (which conditions precedent shall be generally similar to the conditions precedent in the Lender’s other publicly disclosed gold stream debt facility agreements), the Lender shall enter into the Gold Stream Debt Facility as the Borrower’s contractual counterparty prior to the Expiry Date.  Should the Lender fail to enter into the Gold Stream Debt Facility as the Borrower’s contractual counterparty prior to the Expiry Date, the Lender shall pay to the Borrower within ten (10) business days of the Expiry Date a “break fee” of USD $250,000.”

 [Signatures on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BORROWER:

GOLDEN PHOENIX MINERALS, INC.

By:________________________
Name:
Title:

LENDER:

WATERTON GLOBAL VALUE, L.P., by the General Partner of its General Partner, CORTLEIGH LIMITED

By:_________________________
Authorized Signing Officer

[Signature Page to Bridge Loan Agreement]

SCHEDULES

Schedule 1.1(a)	Borrower’s Account
Schedule 1.1(b)	Mineral Properties
Schedule 1.1(c)	Material Agreements
Schedule 6.1(b)	Subsidiaries
Schedule 6.1(f)	Litigation
Schedule 6.1(g)	Financial Statements
Schedule 6.1(l)	Tax Disclosure
Schedule 6.1(m)	Environmental Disclosures
Schedule 6.1(n)	Indebtedness
Schedule 6.1(q)	Project Permits
Schedule 7.5	Insurance